UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Fry, Keith A.
   Harleysville Group Inc.
   355 Maple Avenue
   Harleysville, PA  19438
2. Date of Event Requiring Statement (Month/Day/Year)
   08/26/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Harleysville Group Inc.
   HGIC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Field Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |8,804                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option - |(1)      |5/26/03  |Common Stock           |3,120    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(2)      |5/25/04  |Common Stock           |5,400    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(3)      |5/24/05  |Common Stock           |5,568    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(4)      |5/22/06  |Common Stock           |5,800    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(5)      |5/28/07  |Common Stock           |5,812    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(6)      |5/20/08  |Common Stock           |10,614   |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(7)      |5/26/09  |Common Stock           |5,307    |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(8)      |5/17/10  |Common Stock           |10,614   |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(9)      |5/23/11  |Common Stock           |10,614   |          |             |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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Employee Stock Option - |(10)     |5/22/12  |Common Stock           |11,000   |          |D            |                           |
Right to Buy            |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Option vests in two equal annual installments beginning
5/26/94.
(2) Option vests in two equal annual installments beginning
5/25/95.
(3) Option vests in two equal annual installments beginning
5/24/96.
(4) Option vests in two equal annual installments beginning
5/22/97.
(5) Option vests in two equal annual installments beginning
5/28/98.
(6) Option vests in two equal annual installments beginning
5/20/99
(7) Option vests in two equal annual installments beginning
5/26/00.
(8) Option vests in two equal annual installments beginning
5/17/01.
(9) Option vests in two equal annual installments beginning
5/23/02.
(10) Option vests in two equal annual installments beginning
5/22/03.